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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE


                              [OMNIS LETTERHEAD]


Meredith Dudley
Public Relations
public_relations@omnis-software.com
(650) 829-7159


Kenneth Holmes
Chief Financial Officer
ken_holmes@omnis-software.com
(650) 829-7172



                   OMNIS APPROVES NEW CHIEF FINANCIAL OFFICER
                  TIMOTHY NEGRIS STEPS DOWN AS CEO AND CHAIRMAN


SAN BRUNO, CA,  February 12, 1998 -- OMNIS Technology Corp., (NASDAQ:
"OMNS") announced today that Kenneth P. Holmes, Jr., who has been managing the company's day-to-day operations, has been named Chief Financial Officer, as well as acting CEO & Chairman, effective immediately. Mr. Holmes assumes the responsibilities of Timothy Negris who resigned as CEO & Chairman.

     As Director of Finance, Mr. Holmes has been taking the company through a restructuring and cost reduction program since November 1997. This restructuring is expected to have cut total company quarterly expenses 35% by the fourth fiscal quarter ending March 31, 1998. "So far, our strategy to reduce our break-even point has been successful, and as planned, it has not had a significant impact on our revenue stream," said Mr. Holmes. "Moving forward, we will continue to strive toward profitability through further efficient reduction of expenses and measured growth in revenues."

     The Company is also beginning a search for additional executives. "We are pleased with the progress that Ken has made on the financial side and are seeking senior executives to complement his work and to focus on our strong existing distribution channel," said Richard Hanschen, senior board member. "Our goal is to bring on leaders with organizational skills and a customer-focused approach to management because our loyal and committed technical following and customer base deserve great leadership from individuals who can return OMNIS to market prominence."


                                     -MORE-
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OMNIS APPROVES NEW CFO/2


OMNIS TECHNOLOGY CORPORATION

     OMNIS is a leader in developing and deploying component engineering software. The OMNIS Studio and OMNIS 7 product lines support the full life cycle of applications and are ideal for the rapid development and deployment of sophisticated Web and client/server applications, providing true re-use of software objects and the unique ability to integrate objects from disparate programming languages. OMNIS Studio is the first component engineering system to integrate JavaBean and ActiveX components.


THE STATEMENTS IN THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM PREDICTED RESULTS. SUCH RISKS INCLUDE, AMONG OTHERS, SIGNIFICANT VARIABILITY IN OPERATING RESULTS, INCLUDING VARIABILITY IN PRODUCT REVENUES AND GROSS MARGINS, FLUCTUATING DEMAND FOR NEW AND ESTABLISHED PRODUCTS, DEPENDENCE ON NEW PRODUCTS, DEPENDENCE ON MARKET ACCEPTANCE OF NEW PRODUCTS, INCREASING EXPENSES FOR MARKETING AND DEVELOPMENT OF NEW PRODUCTS, HISTORICAL LACK OF PROFITABILITY, RAPID TECHNOLOGICAL CHANGE AND RISKS ASSOCIATED WITH GLOBAL OPERATIONS. FURTHER RISKS ARE DESCRIBED IN THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


                                  ###


Copyright 1998. OMNIS is a registered trademark of OMNIS Software, Inc. OMNIS Studio and OMNIS 7 are trademarks of OMNIS Software, Inc.